Exhibit 10.1

EXECUTION COPY

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This third amendment to the Employment Agreement (as defined below), dated as of November 3, 2005 (this “Amendment”), is made between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and Kenneth B. Gilman (“Executive”).

RECITALS

WHEREAS Asbury Automotive Group, L.L.C. and Executive entered into the Employment Agreement, dated as of December 3, 2001, as amended February 26, 2004 and November 8, 2004 (the “Employment Agreement”);

WHEREAS, on March 19, 2002, the Company became the successor in interest of Asbury Automotive Group, L.L.C.;

WHEREAS Executive has indicated his desire to renew the term of the Employment Agreement;

WHEREAS, in consideration for Executive’s agreeing to amend the Employment Agreement as set forth herein, the Company has agreed to renew the term of the Employment Agreement;

WHEREAS the Company and Executive have agreed to renew the term of the Employment Agreement for an additional year through December 31, 2006, as contemplated by Section 12(c) of the Employment Agreement; and

WHEREAS the Company and Executive desire to amend the Employment Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             The term of the Employment Agreement is hereby renewed through December 31, 2006, unless terminated earlier pursuant to Section 15 of the Employment Agreement.

2.             Section 12(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

(i)  In addition to the Accrued Obligations, if Executive’s employment hereunder is terminated pursuant to Section 15 (x) by Executive for “Good Reason” or (y) by the Company for any reason other than for (I) “Good Cause” or (II) the occurrence of the death or Total Disability of Executive, the Company shall pay to Executive (after execution and delivery by Executive of a Termination Release (defined below)) as severance pay:

(A) a lump sum cash payment in the amount of 100% of the present value, as of the date of such termination, of his current Base Salary, said present value to be determined in good faith by the Board of Directors based on an assumption that such amount would be paid over a 12 month period, using the Prime Rate reported by JP Morgan Chase Manhattan Bank as of the close of business on the date of such termination; and

(B) an amount equal to the total bonus, if any, actually earned by Executive pursuant to Section 5 for the year preceding the year in which such termination occurred, provided that if termination occurs on or before December 31, 2002, the amount payable under this paragraph (B) shall be $750,000.

(ii) Payment of such severance pay will be made in a lump sum within 30 days of such termination.

3.             Except as specifically amended hereby, the other terms and conditions of the Employment Agreement shall remain in full force and effect.

4.             This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

5.             This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to the conflicts of law principles of such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ Michael J. Durham
Name:	Michael J. Durham
Title:	Chairman of the Board

/s/ Kenneth B. Gilman
Kenneth B. Gilman